Exhibit 99.4

PSS WORLD MEDICAL, INC.

Reconciliation of Pro Forma Summary Balance Sheet as of December 31, 2003

(Dollars in millions)

	As of December 31, 2003
	Actual	Adjustments	As Adjusted
Cash(1)	$15.9	$25.0	$40.9
Senior credit facility(2)	114.3	(79.3)	35.0
Convertible debt	—	150.0	150.0
Total debt	114.3	70.7	185.0
Shareholders’ equity(3)	262.9	(35.0)	227.9
Total capitalization	$377.2	$35.7	$412.9
Debt/Total capitalization	30.3%		44.8%
Net debt	$98.4	$45.7	$144.1
Net debt/Total capitalization	26.1%		34.9%
Total outstanding shares(3)	68.3	(2.9)	65.4

1.	Net increase in cash represents the proceeds of the Convertible Senior Notes of $150 less the sum of $35 for the repurchase of the Company’s common stock, $80 for the repayment of existing indebtedness under the revolving line of credit and other of approximately $10.
2.	The Company utilized a portion of the proceeds from the Convertible Senior Notes to repay indebtedness outstanding under its revolving line of credit.
3.	The Company repurchased 2,967,800 shares of our common stock at $11.79 per share.